U.S. SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549

                                FORM S-8

        REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            eCom.com, Inc.
      (Exact name of registrant as specified in its charter)
     Colorado                                             74-2026624
(State of Incorporation)                         (I.R.S. Employer ID No.)

650 West Georgia Street, Suite 315, Vancouver, British Columbia  V6B 4N7
     (Address of Principal Executive Offices)                  (Zip Code)

                     Employee Stock Incentive Plan
      Retainer Stock Plan for Non-Employee Directors and Consultants
                       (Full title of the Plans)

Brian F. Faulkner, Esq., 3900 Birch Street, Suite 113, Newport Beach
                             California 92660
                (Name and address of agent for service)

                           (949) 975-0544
     (Telephone number, including area code, of agent for service)

                   CALCULATION OF REGISTRATION FEE


                    CALCULATION OF REGISTRATION FEE

Title of         Amount to be    Proposed    Proposed   Amount of
Securities       Registered      Maximum     Aggregate  Registration
to be                            Offering    Offering   Fee
Registered                       Price Per   Price
                                 Share (1)
Common
Stock            10,000,000       $0.18(1)   $1,800,000   $475.20

Common
Stock            10,000,000       $0.01(2)   $  100,000   $ 26.40

(1) This Offering Price per Share is used solely for purposes of estimating the registration fee pursuant to Rule 457(h)(1) and is based on the average of the bid and ask prices on May 26, 2000 ($0.18 per share). The option exercise price is based on 85% of the market price on the date of granting of an option, as set forth in the Employee Stock Incentive Plan (see Exhibit 4.1 to this Form S-8).

(2)  This Offering Price per Share is also established under Rule
457(h)(1) pursuant to the deemed issuance price as set forth in the Retainer Stock Plan for Non-Employee Directors and
Consultants (see Exhibit 4.2 to this Form S-8).

                             Part I
      Information Required in the Section 10(a) Prospectus

Item 1.   Plan Information.

See Item 2 below.

Item 2.   Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in Part I, Items 1 and 2, will be delivered to each of the participants in accordance with Form S-8 and Rule 428 promulgated under the Securities Act of 1933. The participants shall provided a written statement notifying them that upon written or oral request they will be provided, without charge, (i) the documents incorporated by reference in Item 3 of Part II of the registration statement, and (ii) other documents required to be delivered pursuant to Rule 428(b). The statement will inform the participants that these documents are incorporated by reference in the Section 10(a) prospectus, and shall include the address (giving title or department) and telephone number to which the request is to be directed.

                              Part II
          Information Required in the Registration Statement

Item 3.  Incorporation of Documents by Reference.

The following are hereby incorporated by reference:

(a) The Registrant's latest annual report on Form 10-KSB for the fiscal year ended September 30, 1999; and

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the registration documents referred to in (a) above.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be part thereof from the date of filing of such documents.

(c)  Description of Securities.

(1)  General Description.

The Articles of Incorporation authorize the issuance of 10,000,000,000 shares of common stock, with a par value of $0.01. The holders of the Shares: (a) have equal ratable rights to dividends from funds legally available therefore, when, as, and if declared by the Board of Directors of the Company; (b) are entitled to share ratably in all of the assets of the Company available for distribution upon winding up of the affairs of the Company; and (c) are entitled to one non-cumulative vote per share on all matters on which shareholders may vote at all meetings of shareholders. These securities do not have any of the following rights: (a) special voting rights; (b) preference as to dividends or interest; (c) preemptive rights to purchase in new issues of Shares; (d) preference upon liquidation; or (e) any other special rights or preferences. In addition, the Shares are not convertible into any other security. There are no restrictions on dividends under any loan other financing arrangements or otherwise. As of May 1, 2000, the Company had 24,595,739 shares of common stock issued and outstanding. There are no preferred shares authorized in the Articles of Incorporation.

(2)  Non-Cumulative Voting.

The holders of shares of common stock of the Company do not have cumulative voting rights, which means that the holders of more than 50% of such outstanding Shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose. In such event, the holders of the remaining Shares will not be able to elect any of the Company's directors.

(3)  Dividends.

The Company does not currently intend to pay cash dividends. The Company's proposed dividend policy is to make distributions of its revenues to its stockholders when the Company's Board of Directors deems such distributions appropriate. Because the Company does not intend to make cash distributions, potential shareholders would need to sell their shares to realize a return on their investment. There can be no assurances of the projected values of the shares, nor can there be any guarantees of the success of the Company.

A distribution of revenues will be made only when, in the judgment of the Company's Board of Directors, it is in the best interest of the Company's stockholders to do so. The Board of Directors will review, among other things, the investment quality and marketability of the securities considered for distribution; the impact of a distribution on its customers, joint venture associates, management contracts, other investors, financial institutions, and the company's internal management, plus the tax consequences and the market effects of an initial or broader distribution of such securities.

(d)  Possible Anti-Takeover Effects of Authorized but Unissued Stock.

The Company's authorized but unissued capital stock consists of 9,975,404,261 Shares of common stock. One effect of the existence of authorized but unissued capital stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest, or otherwise, and thereby to protect the continuity of the Company's management. If, in the due exercise of its fiduciary obligations, for example, the Board of Directors were to determine that a takeover proposal was not in the Company's best interests, such shares could be issued by the Board of Directors without stockholder approval in one or more private placements or other transactions that might prevent, or render more difficult or costly, completion of the takeover transaction by diluting the voting or other rights of the proposed acquiror or insurgent stockholder or stockholder group, by creating a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent Board of Directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

Item 4.  Description of Securities.

Not applicable.

Item 5. Interest of Named Experts and Counsel.

Other than as set forth below, no named expert or counsel was hired on a contingent basis, will receive a direct or indirect interest in the small business issuer, or was a promoter, underwriter, voting trustee, director, officer, or employee of the Registrant.

Item 6. Indemnification of Directors and Officers.

(a) In General. Subject to the laws of the State of Nevada, the Registrant is to indemnify any director, officer, employee or agent of the Registrant, or any person serving in such capacity for any other entity or enterprise at the request of the Registrant, against any and all legal expenses (including attorneys fees), claims and liabilities arising out of any action, suit or proceeding, except an action by or in the right of the Registrant.

(b) Lack Of Good Faith; Criminal Conduct. The Registrant is not required to indemnify any person unless such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal action or proceeding, where there was no reasonable cause to believe the conduct was unlawful. The termination of any action, suit or proceeding by judgment, order of settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Registrant, and that, with respect to any criminal action or proceeding, there was reasonable cause to believe that the conduct was unlawful. Moreover, the Registrant shall not indemnify any person adjudged to be liable for negligence or misconduct, ill the performance of a duty to the Registrant unless and only to the extent that the court in which such action or suit was brought determines upon application that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

(c) Successful Defense Of Actions. The Registrant shall reimburse or otherwise indemnify any Director, officer, employee or agent against legal expenses (including attorneys fees) actually and reasonably incurred in connection with the defense of any action, suit or proceeding herein above referred to, to the extent such person is successful on the merits or otherwise.

(d) Authorization. Indemnification shall be made by the Registrant only when authorized in the specific case and upon a determination that indemnification is proper by: 1. The Shareholders; 2. Majority vote of a quorum of the Board of Directors consisting of Directors who are not parties to the action, suit or proceeding; or 3. Independent legal counsel in a written opinion if a quorum of disinterested Directors cannot be obtained.

(e) Advancing Expenses. Expenses incurred in defending any action, suit or proceeding may be paid by the Registrant in advance of the final disposition, when authorized by the Board of Directors, upon receipt of an undertaking by or on behalf of the person defending to repay such advances if indemnification is not ultimately available under these provisions.

(f) Other Rights; Continuing Indemnification. The indemnification provided by these Bylaws does not exclude any other rights to which the person seeking indemnification may be entitled under the law, shall continue as to a person who has ceased to be a Director, officer, employee or agent, and shall inure to the benefit of the heirs, executors and administrators of such a person.

(g) Insurance. The Registrant may purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of the Registrant1 or who is or was serving at the request of the Registrant in any capacity against any liability asserted against such person.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Exhibits required by Item 601 of Regulation S-B, and an index thereto, are attached.

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Regulation S-B are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(h) That insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                               SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorize, in the City of Newport Beach, State of California, on May 26, 2000.

eCom.com, Inc.


/s/  Sidney B. Fowlds
Sidney B. Fowlds, President

                         Special Power of Attorney

The undersigned constitute and appoint Sidney Fowlds their true and lawful attorney-in-fact and agent with full power of substitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Form S-8 Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the U.S. Securities and Exchange Commission, granting such attorney-in-fact the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated:

Signature                Title                                     Date

/s/  Sidney B. Fowlds    President/Chairman of the Board     May 26, 2000
Sidney B. Fowlds

/s/  John Johnston       Vice President/Director             May 26, 2000
John Johnston

/s/  Anthony V. Feimann  Secretary/Treasurer                 May 26, 2000
Anthony V. Feimann

/s/  Robert M. Miller    Director                            May 26, 2000
Robert M. Miller

                               EXHIBIT INDEX

Exhibit                                                     Method of
Number                      Description                       Filing

4.1      Employee Stock Incentive Plan                      See Below

4.1      Retainer Stock Plan for Non-Employee Directors
         and Consultants                                    See Below

5        Opinion Re: Legality                               See Below

23.1     Consent of Accountant                              See Below

23.2     Consent of Counsel                                 See Below

24       Special Power of Attorney                          See
                                                            Signature
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